UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 7, 2003

WELLCHOICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31513	71-0901607
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

11 West 42nd Street
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 476-7800

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Item 9.    Regulation FD Disclosure.

As previously disclosed, the Governor of the State of New York had proposed several measures in his proposed 2003-2004 fiscal budget that would impact insurers in the State of New York. Specifically, he had proposed increasing assessments and surcharges imposed on insurers, increasing premium taxes payable on insured business written in New York, and transferring some early intervention services from state sponsored programs to private insurers.

In the beginning of this month, the State Legislature enacted its own budget bill, based upon agreements between the State Assembly and the Senate, which contains provisions that would impact insurers in the State of New York. Specifically, the bill contains the following provisions:

•	an increase, effective July 1, 2003, in the covered life assessment for bad debts and charity care under the Health Care Reform Act to 8.85% from 8.18%;

•	an increase in the monthly per covered life assessment on an insurer, HMO or self-funded plan (which reimburses hospitals for graduate medical care education expenses) by 5%;

•	an increase, retroactive to January 1, 2003, in the premium tax rate for health insurers to 1.75% from 1%, while eliminating the income tax portion of the tax applicable to such premiums; and

•	an increase in the amount of the assessments on health insurers and HMOs to cover expenses of the New York State Insurance Department.

The bill enacted by the Legislature did not include any transfer of early intervention services from state sponsored programs to private insurers. The bill is subject to approval by the Governor of the State of New York, who could veto the entire budget bill, veto line items or enter into negotiations with the Legislature to reach a compromise. While we cannot predict if any of these provisions will ultimately be signed into law, or, if enacted, what their ultimate terms will be, their enactment could increase our expenses.

On May 7, 2003, at a meeting with a small group of investors, John Remshard, Senior Vice President and Chief Financial Officer of WellChoice, Inc., quantified the potential cost that these provisions could have on the Company’s 2003 financial results. Based on the premise that all of the provisions of the legislation were enacted and were retroactive to January 1, 2003, and assuming only a portion of these expenses were recovered from customers, Mr. Remshard estimated that the implementation of these provisions could cost WellChoice approximately $16 million, or $0.12 per share in earnings on an after-tax basis, assuming a 42% income tax rate and 83.5 million shares outstanding. However, it is anticipated that not all of the provisions of the legislation will be retroactive, and the legislation may be amended before it is finalized. In addition, some additional portion of these increased costs could be recouped from our customers. Accordingly, the final impact may differ from the estimate.

Cautionary Statement

Some of the information contained in this report is forward-looking, including statements relating to future financial or business results. Forward-looking information is based on management’s estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the Company’s control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: the Company’s ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management, product design and negotiation of favorable provider reimbursement rates; the Company’s ability to maintain or increase the Company’s premium rates; possible reductions in enrollment in the Company’s health insurance programs or changes in membership mix; regional concentration of the Company’s business; and the impact of health care reform and other regulatory matters; and the outcome of litigation. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see the Company’s filings with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 12, 2003	WELLCHOICE, INC. (Registrant)

	By:	/s/ Linda V. Tiano
Linda V. Tiano
Senior Vice President and General Counsel

4